UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2010

NX GLOBAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-50089	52-2082372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Winderley Pl, Ste 300, Maitland, FL 32751

(Address of principal executive offices)

Registrant’s telephone number, including area code (305) 753-4999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-=12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2010, Applied Concepts for Energy Corp, a subsidiary of NX Global, INC. entered into a definitive agreement with Propalms Limited to purchase 4.95% of the intellectual property or 4.95% of the common shares of Propalms Ltd, a United Kingdom corporation for 50,000,000 restricted common shares of NX Global, Inc. that had already been transacted to a third party out of a Stock Purchase Agreement signed September 2, 2010 by and between National Energy Services Inc. and Propalms International Ltd. The minimum value of this agreement is $500,000.

NX Global, Inc. acquired $500,000 of Preferred Series A Stock of ProTek Capital, Inc. for 50,000,000 common shares of stock.

Item 1.02 Termination of a Material Definitive Agreement.

NX Global, Inc. (the “Company”) has terminated the Stock Purchase Agreement signed September 2, 2010 by and between the Company and Propalms International Ltd. The Agreement was terminated by mutual consent of all parties and returns the parties to their original condition, except for the distribution of 100 Million shares of the common stock of the Company that was delivered to ProTek Capital Inc. and will not be returned. In exchange for those shares, the Company will now receive $500,000 of Preferred Series A Stock of ProTek Capital, Inc. and 4.95% of the intellectual property or 4.95% of the common shares of Propalms Ltd, a United Kingdom corporation

Item 5.02 Departure or Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of certain Officers.

(a)(1) Effective at the close of business October 29, 2010 Owen Dukes resigned as the Chief Executive Officer of NX Global, Inc. and as a director.

Effective at the close of business October 29, 2010 Robert Zysblat resigned as the President of NX Global, Inc. and as a director.

There were no disagreements leading to the resignations.

On October 29, 2010 at a specially called meeting of the Board of Directors David LaFave was appointed as the Company’s Chairman of the Board and Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NX GLOBAL, Inc.
(Registrant)
November 4, 2010

/s/ David LaFave
(Signature)